Exhibit 10.73



Nutrition 21                          Benjamin Sporn
                                      Senior Vice President, General Counsel and
                                      Secretary
                                      4 Manhattanville Road
                                      Purchase, NY 10577
                                      (914) 701-4500

September 10, 2002


Ms. Gail Montgomery
94 Seminary Road
Bedford, NY 10506

Dear Gail:

This Letter Agreement ("Agreement") is between you and Nutrition 21, Inc. ("Nutrition 21" or the "Company") regarding your current position as President and Chief Executive Officer of Nutrition 21 reporting to the Board of Directors, and is for the period commencing September 1, 2002 and ending August 31, 2005 (the "Contract Period"). September 1, 2002 through August 31, 2003 is called Year 1. September 1, 2003 through August 31, 2004 is called Year 2. September 1, 2004 through August 31, 2005 is called Year 3. You will also be required to serve as a Director on the Nutrition 21 Board during this same period of time.


GENERAL

You agree that your employment by Nutrition 21 shall be full time and that you shall engage in no other business or employment, other than supervising your passive investments. You represent that you are under no restrictions or obligations which would prevent you from serving as President and Chief Executive Officer. You may serve as a non-executive director on Boards of other companies only with the written permission of the Nutrition 21 Board.

COMPENSATION

Your direct annualized base compensation will be $275,000 in Year 1; $300,000 in Year 2; and $325,000 in Year 3, paid bi-weekly, as a non-union, full-time employee. All compensation shall be subject to withholding and similar deductions.

ANNUAL PERFORMANCE BONUS

You will be granted an annual performance bonus for each of Nutrition 21's 2003, 2004, and 2005 fiscal accounting years based upon the attainment of targets for gross revenues from operations (each, a "Target"), as more fully set forth the following paragraphs.

The Target for fiscal year 2003 is gross revenues of $19 million. The Targets for each of fiscal years 2004 and 2005 will be established by agreement between the Board of Directors and you, and will be set forth in a Fiscal Year Budget Plan for that year.

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If you achieve  less than 85% of a Target for any fiscal year,  any  performance bonus for that fiscal year will be in the sole discretion of the Board.

If you  achieve  at least 85% but less than 100% of the  Target  for any  fiscal
year,  your  performance   bonus  for  that  year  will  be  25%  of  your  base
compensation.

If you  achieve  at least  100% but less than 120% of the  Target for any fiscal
year,  your  performance   bonus  for  that  year  will  be  50%  of  your  base
compensation.

If you achieve at least 120% of the Target for any fiscal year, your performance bonus for that year will be 100% of your base compensation.

For purposes of the bonus calculation, Year 1 base compensation applies for the 2003 fiscal year, Year 2 base compensation applies for the 2004 fiscal year, and Year 3 base compensation applies for the 2005 fiscal year.

STOCK OPTIONS

On July 31, 2002 (the "Grant Date"), the Board granted to you Stock Options to purchase 1,175,000 shares of Nutrition 21 common stock ("Common Stock") at $0.39 per share (the closing price on July 31, 2002). In addition to the terms set forth below, additional terms that apply to these Stock Options are set forth in a separate Stock Option Award Agreement.

Of these 1,175,000 Stock Options:

Stock Options to purchase 75,000 shares of Common Stock will vest 37,500 shares on each of the first and second anniversaries of the date of the Grant Date;

Stock Options to purchase 400,000 shares of Common Stock will vest 133,333 shares on each of the first and second anniversaries of the date of the Grant Date, and 133,334 shares on the third anniversary of the Grant Date;

Stock Options to purchase 375,000 shares of Common Stock will vest 125,000 shares on each of the second, third and fourth anniversary of the Grant Date; and

Stock Options to purchase 325,000 shares of Common Stock are subject to receipt of shareholder approval therefor on or before the first anniversary of the date of the Grant Date, and, if such approval is obtained, will vest 108,333 shares on each of the third and fourth anniversaries of the Grant Date, and 108,334 on the fifth anniversary of the Grant Date. In the event that shareholder approval is not obtained by the close of business on the first anniversary of the Grant Date, you are hereby granted, in lieu of these 325,000 Stock Options, a stock appreciation right ("SAR") on the same vesting and other terms and conditions as would have applied to the 325,000 Stock Options under this agreement and in the separate Stock Option Award Agreement, except that upon exercise, you shall receive, in lieu of the shares of Common Stock you would have received on exercise of the Stock Option, an amount in cash (less withholding and similar charges), equal to the excess, if any of (x) the closing price on the date of exercise of the number of shares for which the SAR is then exercised, over (y) that number of shares

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times $0.39.  In lieu of making the cash payment  aforesaid,  the Company may in its discretion issue to you that number of shares of Common Stock that shall have a total value, at the closing price on the date of exercise, equal to the amount of such payment. If such shares are not then registered for public sale, the Company shall within 30 days after such issuance file a registration statement for the public sale of such shares.

The Stock Options (and, if applicable, the SAR) shall vest as aforesaid on these vesting dates only if you are then employed by the Company or if there has theretofore occurred a change of control event (as defined under Nutrition 21's Change of Control policy referred to below) while you were employed by the Company. Stock Options shall be considered ISOs to the extent permitted by law. The Stock Options (and, if applicable, the SAR) will expire on July 30, 2012, and are subject to the terms of the Stock Option Award Agreement.

The expiration date of each previous Stock Option that the Company has granted to you is hereby extended until the tenth anniversary of the date of grant of such Stock Option.

OTHER BENEFITS

Nutrition 21 shall furnish and/or reimburse you for all reasonable and customary business requirements including a car allowance or equivalent. Coverage for group insurance, i.e. medical, dental, life insurance, AD&D, Short and Long Term Disability, Business Travel Insurance, etc. as well as the Nutrition 21 sponsored pension plan and savings plan will be provided in accordance with the terms and conditions of each plan.

VACATION

Annual paid vacation and holidays will accrue in accordance with Nutrition 21's vacation policy and shall be paid upon any change in your employment status as President and CEO.

PERIOD OF EMPLOYMENT

Your employment with Nutrition 21 shall be for a three-year term, but Nutrition 21 may terminate your employment earlier for cause or without cause as determined by written notice from the Board of Directors. If Nutrition 21 fails to perform and/or mitigate within a reasonable period of time any term or condition herein, you can terminate your employment upon written notice to the Board of Directors.

For purposes of this Agreement, "cause" shall be defined as follows: (1) your conviction (including a plea of guilty to nolo contendere) of a felony or any crime of theft, dishonesty or moral turpitude or (2) your gross omission or gross dereliction of any statutory or common law duty to the Company or (3) your gross violation of the Company's written policies and guidelines.

TERMINATION

Upon written notice of termination of your employment, you hereby resign your Board membership on the Boards of Nutrition 21 and its subsidiaries.

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In the event that  before the end of Year 3  Nutrition  21's Board of  Directors
terminates your employment without cause, or if you resign because the Company has diminished your authority and responsibility as President and CEO (other than any such diminution which is for cause or which is in connection with a change in ownership), you will receive: 1) a continuation of your salary, in ordinary payroll installments and subject to withholding, for a period equal to the sum of (i) one year, plus (ii) one month for each year of service to or employment by Nutrition 21, 2) immediate vesting of your Options, and 3) a continuation of your other benefits as defined herein for 12 months (but only to the maximum extent permitted under law or by agreement with third parties), or, if earlier, until you obtain other employment. Should the parties seek mutual general releases after any such termination, the terms thereof, and any additional consideration to be afforded to either party, shall be as they may determine by mutual written agreement.

In the event you resign for any other reason or if your employment is terminated with cause, you shall be entitled to no salary or benefit continuation, and your Options will be vested only to the extent vested prior to termination.

If you are employed by Nutrition 21 through the end of Year 3, and the Company fails to offer to continue your employment as President and Chief Executive Officer for at least one more year at a base salary which is at least equal to the Year 3 base salary, the Company shall pay to you a severance payment subject to withholding equal to the sum of (i) your base compensation for Year 3, plus
(ii) one month's salary (at the rate applicable to Year 3) for each year of service to or employment by Nutrition 21.

OTHER MATTERS

Notwithstanding anything to the contrary herein, all vested Options shall be exercisable for one year after termination of employment if the Company terminated your employment without cause, and for 90 days after termination of employment for all other terminations. The Options shall thereafter expire.

This Agreement incorporates by reference the Nutrition 21 Change of Control Policy as it may be amended from time to time. A copy of the current Policy is attached as an exhibit to this Agreement. For the purpose of calculating amounts payable to you under the Policy for a Change of Control that occurs in the 2003, 2004 or 2005 fiscal years, the bonus for the prior fiscal year shall be deemed to be a minimum of $100,000.

You agree that during and after termination of your employment and for a one (1) year period following termination, you will not directly or indirectly compete with Nutrition 21 or engage in or participate in any business (in whatever capacity, whether as owner, consultant, adviser, employee or otherwise), which competes with the business of Nutrition 21. This paragraph may be enforced by injunction (without posting bond or other security), as well as by other remedies. The preceding sentence does not prohibit you from passively owning up to 2% of the voting securities of any entity that files public reports under the Securities Exchange Act of 1934. Both during and after your employment, you will maintain the confidentiality of the Company's confidential information, and you will not disclose or use such information other than for the benefit of the Company during your employment. If you are entitled to payments under the second or fourth paragraphs under

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"Termination," the period of the  non-competition  undertaking set forth in this paragraph shall be extended by one month for each year of your service to or employment by Nutrition 21.

Any controversy or claim arising out of or relating to this Agreement, or any breach or default under this Agreement, shall, with respect to all actions at law pertaining to such controversy, claim, breach, or default (excepting herefrom any action for equitable relief with respect thereto), be settled by arbitration in the city and state where Nutrition 21's principal place of business is then located, before a single arbitrator in accordance with the then-prevailing Rules of Commercial Arbitration of the American Arbitration Association. The arbitrator shall not contravene or vary in any respect any of the terms or provisions of this Agreement. The award of the arbitrator shall be final and binding upon the parties hereto, and judgment upon such award may be entered in any court having jurisdiction thereof.

You certify that you have not been debarred by the U.S. Food and Drug Administration under 231. U.S.C. 335a (Federal Food, Drug and Cosmetic Act 306).

This employment Agreement is the only employment Agreement in effect between Nutrition 21 and you, and it supersedes all prior agreements with respect to the same subject matter.

If you accept this offer of continued employment and the conditions outlined above, would you please sign the original of this letter and initial each page. Please retain the duplicate for your records.

Yours sincerely,


/s/ BENJAMIN T. SPORN
---------------------
Benjamin T. Sporn
Senior Vice President

       I accept this offer of continued employment and the conditions outlined above.

       Signed: /s/ GAIL MONTGOMERY
       Date: September 20, 2002


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